NYSE: WPZ

Date:          Sept. 22, 2008
Williams Partners L.P. Provides Update on Discovery System Following Hurricanes
Partnership Also Provides Initial Expected Financial Effect
     TULSA, Okla. — Williams Partners L.P. (NYSE: WPZ) today announced an update of the Discovery system following Hurricane Ike in the Gulf of Mexico.
     Williams Partners owns 60 percent of the Discovery system, which includes an offshore natural gas gathering system, as well as the Larose natural gas processing plant and Paradis fractionation facility. Both processing facilities are onshore south of New Orleans. Williams (NYSE: WMB) operates the Discovery system.
     Neither the Larose processing plant nor the Paradis fractionator sustained any significant damage and are fully operational. The Larose plant is currently processing approximately 270 million cubic feet per day (MMcf/d) of natural gas and producing approximately 5,200 barrels per day (bpd) of natural gas liquids. Those volumes are expected to increase as more onshore sources come online.
     Discovery’s offshore gathering system sustained storm damage in approximately 250 feet of water and is not accepting gas from producers while damage assessments and repairs are being made. Although Williams Partners does not yet have an estimated time when the offshore gathering system will return to service, it expects it to be shut in for a minimum of 30 days. Prior to the recent hurricanes, the offshore gathering system’s volume was 150-200 MMcf/d of natural gas.
     Williams Partners’ initial estimate on the financial effect of the hurricane-related damages is a reduction in third-quarter 2008 consolidated segment profit of $6 million to $10 million, based on the partnership’s 60-percent equity earnings in Discovery. This amount includes the partnership’s share of the deductible for Discovery’s Hurricane property insurance, which is approximately $3.8 million, as well as interruption in services.
     The Discovery system is covered under standard property damage and business interruption insurance. Also, under Discovery’s current Federal Energy Regulatory Commission-approved tariff, Discovery is permitted to recover certain natural-disaster related costs, including property damage insurance deductibles, through the Hurricane Mitigation and Reliability Enhancement (HMRE) surcharge. Recovery of any Hurricane Ike-related repairs via the HMRE surcharge would result from surcharges made on transportation of natural gas in 2009 and 2010.
     Williams Partners’ 60-percent equity earnings in the Discovery system accounted for $8.6 million, or 9 percent, of the partnership’s second-quarter 2008 consolidated segment profit of $98.6 million.
     Williams Partners does not expect any impact on the partnership’s regular cash distribution to unitholders for third-quarter 2008.

About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a publicly traded master limited partnership that owns natural gas gathering, transportation, processing and treating assets serving regions where producers require large scale and highly reliable services, including the Gulf of Mexico, the San Juan Basin in New Mexico and Colorado, and the Washakie Basin in Wyoming. The partnership also serves the natural gas liquids (NGL) market through its NGL fractionating and storage assets. The general partner is Williams Partners GP LLC. More information about the partnership is available at www.williamslp.com. Go to http://www.b2i.us/irpass.asp?BzID=1296&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.